PRO FORMA VALUATION UPDATE REPORT
                      MUTUAL HOLDING COMPANY STOCK OFFERING

                           WILLIAM PENN BANCORP, INC.
                             Levittown, Pennsylvania

                                  Dated as Of:
                                February 1, 2008











                               RP(R) Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209


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RP(R) Financial, LC.
---------------------------------------
Financial Services Industry Consultants



                                                                February 1, 2008


Board of Directors
William Penn Bank, FSB
8150 Route 13
Levittown, Pennsylvania  19057

Members of the Board of Directors:

         We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

         This updated appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). Specifically, this Appraisal has been prepared in accordance with the
"Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" as set forth by the OTS, and applicable regulatory interpretations thereof. Our original appraisal report, dated November 30, 2007 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

Description of Plan of Reorganization
-------------------------------------

         The Board of Directors of William Penn Bank, FSB ("William Penn" or the "Bank") adopted the plan of reorganization and stock issuance on November 21, 2007, pursuant to which William Penn will reorganize into a mutual holding company structure. As part of the plan of reorganization, William Penn will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and will become a wholly-owned subsidiary of William Penn Bancorp, Inc. ("William Penn Bancorp" or the "Company"), a federally-chartered mid-tier stock holding company, and William Penn Bancorp will issue a majority of its common stock to William Penn Bancorp MHC (the "MHC"), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, the Employee Stock Ownership Plan (the "ESOP"), Supplemental Eligible Account Holders and
Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions.

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

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RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 2


         To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering. In addition, as part of the reorganization, the Bank will form The William Penn Bank Charitable Foundation (the "Foundation") to further the Bank's commitment to the local community. The Foundation will be funded with stock equal to approximately 2.0% of the stock issued in the reorganization and cash equal to $150,000, subject to a further limitation that the value of the Foundation contribution cannot exceed 8% of the gross proceeds sold publicly. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Company's stock (49.0% or less).

         The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Company. Immediately following the offering, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange for 100% of the capital stock of the Bank. The Company will contribute at least 50% of the net offering proceeds in exchange for the Bank's capital stock. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.

         This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in William Penn's financial condition, including financial data through December 31, 2007; (2) an updated comparison of William Penn's financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and, (3) a review of stock market conditions since the date of the Original Appraisal through February 1, 2007.

         The estimated pro forma market value is defined as the price at which the Company's common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 3


sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations
-------------------------------------

         1.       Financial Results
                  -----------------

                  Table 1 presents summary balance sheet and income statement details for the twelve months ended September 30, 2007 and updated financial information through December 31, 2007. William Penn's assets increased by $2.1 million, or 0.8%, from September 30, 2007 to December 31, 2007. Loans receivable represented the primary area of asset growth during this time period, which was partially offset by reduced balances of cash, cash equivalents and investment securities. The increase in loans receivable reflects the Bank's strategy of increased investment in higher yielding loans instead of lower yielding investments or cash. Cash and cash equivalents decreased from $17.3 million, or 6.5% of assets, at September 30, 2007 to $16.2 million, or 6.0% of assets, at December 31, 2007. Investment securities recorded a similar decline of 2.0% over the same time period. The loans receivable balance increased from $179.7 million, or 67.3% of assets, at September 30, 2007 to $183.6 million, or 68.3% of assets, at December 31, 2007, an increase of $3.9 million, or 2.2%.

                  Updated credit quality measures reflected a modest improvement during the calendar year fourth quarter, as William Penn's balance of non-performing assets decreased from 0.33% of assets at September 30, 2007 to 0.28% of assets at December 31, 2007. Non-performing assets consisted solely of non-accruing loans at December 31, 2007, and totaled $755,000. Allowances for loan losses ("ALLL") totaled $1,860,000, unchanged from the September 30, 2007 balance, and equaled 1.01% of loans receivable at December 31, 2007, compared to 1.04% of loans receivable at September 30, 2007.

                  There was a modest increase in the Bank's funding composition during the three month period ending December 31, 2007, as total deposits increased from $157.7 million, or 59.1% of assets, at September 30, 2007 to $160.1 million, or 59.5% of assets, at December 31, 2007. Total borrowings remained stable for both comparative periods, although as will be detailed below, the Bank completed a restructuring of the Federal Home Loan Bank ("FHLB") borrowings portfolio, electing to prepay a portion of the borrowings and replace these funds with lower cost borrowings from the FHLB. Borrowings remained at $71.0 million for both periods. Total equity equaled $34.0 million, or 12.6% of assets, at December 31, 2007, a decrease of $529,000 during the quarter. The decrease in equity was due to prepayment penalty incurred in the borrowings portfolio restructuring transaction.

                  William Penn's operating results for the twelve months ended September 30, 2007 and December 31, 2007 are also set forth in Table 1. The Bank reported net

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RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 4


                                     Table 1
                             William Penn Bank, FSB
                              Recent Financial Data

                                                   At Sept. 30, 2007                      At Dec. 31, 2007
                                                -----------------------                ----------------------
                                                                  % of                                 % of
                                                  Amount         Assets                  Amount       Assets
                                                  ------         ------                  ------       ------
                                                 ($000)           (%)                    ($000)        (%)
Balance Sheet Data
------------------
Total assets                                     $266,808         100.0%               $268,937        100.0%
Cash + Equivalents                                 17,299           6.5                  16,238          6.0
Investment Securities                              60,444          22.7                  59,248         22.0
FHLB stock                                          3,855           1.4                   4,041          1.5
Loans receivable, net                             179,655          67.3                 183,557         68.3
Fixed Assets                                        1,893           0.7                   1,856          0.7

Deposits                                         $157,687          59.1%               $160,086         59.5%
Borrowings                                         71,000          26.6                  71,000         26.4
Total equity                                       34,516          12.9                  33,987         12.6

                                                    12 Months Ended                       12 Months Ended
                                                    Sept. 30, 2007                         Dec. 31, 2007
                                                -----------------------                ----------------------
                                                                  % of                                 % of
                                                  Amount      Avg. Assets                Amount     Avg. Assets
                                                  ------      -----------                ------     -----------
                                                 ($000)           (%)                    ($000)        (%)
Summary Income Statement
------------------------
Interest income                                   $15,638           5.86%               $15,935          5.97%
Interest expense                                  (10,347)         (3.88)               (10,480)        (3.93)
                                                  -------           ----                -------          ----
  Net interest income                              $5,291           1.98%                $5,455          2.04%
Provisions for loan losses                           (136)         (0.05)                   (95)        (0.04)
                                                  -------           ----                -------          ----
  Net interest income after provision              $5,155           1.93%                $5,360          2.00%

Non-interest operating income                        $261           0.10%                  $249          0.09%
Non-interest operating expense                     (3,033)         (1.14)                (3,113)        (1.17)
                                                  -------           ----                -------          ----
  Net operating income/(loss)                      $2,383           0.89%                $2,496          0.92%

Gain(Loss) on sale of Securities                       $9           0.01%                    $2          0.00%
Prepayment Penalty on FHLB Advances                     0           0.00%                (1,524)        (0.57%)
                                                  -------           ----                -------          ----
Income before taxes                                $2,392           0.90%                  $974          0.35%
Income taxes                                         (776)         (0.29)                  (335)        (0.13)
                                                  -------           ----                -------          ----
Net income                                         $1,616           0.61%                  $639          0.22%

Sources: William Penn's prospectus, audited and unaudited financial statements, and RP Financial calculations.

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RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 5


income of $639,000 for the most recent twelve month period, a decline from $1,616,000 for the twelve months ended September 30, 2007. The primary reason for the decline was the non-recurring prepayment penalty of $1,524,000 (pre-tax) incurred in the borrowings portfolio restructuring transaction. As a result of the prepayment penalty, William Penn reported a loss equal to $529,000 for the quarter ended December 31, 2007, versus income of $448,000 for the same quarter one year earlier. Trailing twelve month adjusted earnings were $1,644,000 for the period ended December 31, 2007, versus $1,610,000 for the twelve months ended September 30, 2007, assuming a 34% effective tax rate. Adjustments to earnings include excluding gains on the sale of securities and the prepayment penalty described above.

                  The increase in the net interest income ratio was attributable to higher yields on earning assets, which were partially offset by higher funding costs. The increase in interest income was supported by the overall larger balance of loans receivable held on the balance sheet, while increased funding costs reflect the higher overall balances of deposits and the generally higher cost of funds prevalent in the most recent year. Overall, William Penn's net interest income to average assets ratio increased from 1.98% for the twelve months ended September 30, 2007 to 2.04% for the twelve months ended December 31, 2007.

                  Total trailing twelve month loan loss provisions declined, as the Bank established loan loss provisions of $95,000 for the most recent twelve month period. This improvement in provisions reflects the continued low level of non-performing loans, as shown above, offset in part by the modest growth of the loan portfolio.

                  Operating expenses as a percent of average assets increased minimally from 1.14% for the twelve months ended September 30, 2007 to 1.17% for the twelve months ended December 31, 2007, while the dollar amount of expenses increased by $80,000, with most of this increase due to inflationary pressures, along with higher levels of overall business operations. William Penn's higher net interest income and higher operating expense ratio provided for a similar expense coverage ratio (net interest income divided by operating expenses) of 1.74x for the twelve months ended December 31, 2007, unchanged from the ratio recorded for the twelve months ended September 30, 2007.

                  Non-interest operating income decreased during the most recent twelve month period, which was mostly attributable to a decrease in various fees and service charges. Total non-interest operating income equaled 0.09% of average assets for the twelve months ended December 31, 2007, versus 0.10% of average assets for the twelve months ended September 30, 2007. Overall, when factoring non-interest operating income into core earnings, the Bank's updated efficiency ratio of 54.9% (operating expenses, net of goodwill amortization, as a percent of net interest income and non-interest operating income) was slightly less favorable than the 54.8% efficiency ratio recorded for the twelve months ended September 30, 2007.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 6


                  During the quarter ended December 31, 2007, the Bank determined to prepay a total of $25.0 million of higher cost FHLB advances, and re-borrow from the FHLB at lower rates. Such lower cost borrowings will improve future net interest income. The Bank incurred a prepayment penalty of $1,524,000 (pre-tax), or 0.57% of average assets, in the borrowings portfolio restructuring transaction. Other non-operating items in the most recent twelve month period included net gains on the sale of securities of $2,000, which was lower than the previous period. For appraisal purposes, and similar to the Original Appraisal, we have taken into account the lower go-forward interest expense that will result from the borrowings restructuring. We have also taken into account a planned cost of terminating the Bank's defined pension plan. This cost, estimated at $322,000 on a pre-tax basis, and expected to occur in the first quarter of 2008, will be included in the valuation calculations for book value purposes only.

                  There was a modest increase in the Bank's effective tax rate, which equaled 34.4% for the twelve months ended December 31, 2007 and 32.4% for the twelve months ended September 30, 2007.

         2.       Peer Group Financial Comparisons
                  --------------------------------

                  Tables 2 and 3 present the financial characteristics and operating results for William Penn, the Peer Group and all publicly-traded thrifts. The Bank's ratios are based on financial results through December 31, 2007, while the Peer Group's are for the period ended September 30, 2007 or the most recent data available.

                  In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Bank's updated interest-earning asset ("IEA") composition reflected a lower concentration of loans and a higher concentration of cash and investments. Overall, the Bank continued to maintain a higher level of IEA than the Peer Group, as updated IEA ratios equaled 97.8% and 94.5% for the Bank and the Peer Group, respectively, primarily as a result of a lower investment in fixed assets.

                  The updated mix of deposits and borrowings maintained by William Penn and the Peer Group also did not change significantly from the Original Appraisal. Relative to the Peer Group, William Penn continued to maintain a lower level of deposits, while borrowings for the Bank declined but remained well above the Peer Group average. Updated interest-bearing liabilities-to-assets ("IBL") ratios equaled 85.9% and 81.4% for the Bank and the Peer Group, respectively. The principal difference was the Bank's lower tangible equity-to-assets ratio of 12.6%, which remained below the comparable ratio of 16.4% for the Peer Group. Overall, William Penn's updated IEA/IBL ratio equaled 113.9%, which remained below the comparable Peer Group ratio of 116.1%. As discussed in the Original Appraisal, the additional equity realized from stock proceeds should serve to provide William Penn with an

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 7

                                                          Table 2
                                      Balance Sheet Composition and Growth Rates
                                            Comparable Institution Analysis
                                                As of September 30, 2007

                                                          Balance Sheet as a Percent of Assets
                                  ------------------------------------------------------------------------------------
                                      Cash &    MBS &                Borrowed Subd.  Net   Goodwill Tng Net    MEMO:
                                    Equivalents Invest Loans  Deposits Funds  Debt  Worth  & Intang Worth   Pref.Stock
                                    ----------- ------ -----  -------- -----  ----  -----  -------- -----   ----------
William Penn Bancorp of PA
--------------------------
  December 31, 2007                        6.0%  23.5%  68.3%  59.5%   26.4%  0.0%  12.6%     0.0%   12.6%      0.0%


All Public Companies
  Averages                                 3.7%  20.2%  70.5%  67.9%   18.0%  0.6%  12.3%     1.0%   11.3%      0.0%
  Medians                                  2.7%  18.6%  72.1%  68.8%   16.6%  0.0%  10.5%     0.1%    9.4%      0.0%

State of PA
  Averages                                 3.9%  32.7%  57.6%  63.0%   22.9%  0.8%  12.1%     1.5%   10.6%      0.0%
  Medians                                  2.0%  28.1%  62.0%  66.2%   19.8%  0.0%  10.1%     0.4%    6.9%      0.0%

Comparable Group
  Averages                                 4.1%  19.7%  70.7%  71.8%    9.4%  0.2%  17.1%     0.8%   16.4%      0.0%
  Medians                                  2.7%  20.8%  70.6%  70.8%    7.3%  0.0%  15.8%     0.0%   15.8%      0.0%


Comparable Group
----------------
BFSB  Brooklyn Federal MHC of NY (31.0)    2.4%  20.2%  72.9%  73.5%    2.4%  0.0%  21.8%     0.0%   21.8%      0.0%
CHEV  Cheviot Fin. Corp. MHC of OH (40.3)  1.8%  16.1%  78.7%  68.1%    9.5%  0.0%  21.6%     0.0%   21.6%      0.0%
GOV   Gouverneur Bncrp. MHC of NY (43.0)   2.9%   8.7%  81.6%  57.5%   25.0%  0.0%  15.4%     0.0%   15.4%      0.0%
GCBC  Green Co. Bncrp. MHC of NY (44.5)    6.1%  24.7%  64.3%  87.6%    1.5%  0.0%  10.6%     0.0%   10.6%      0.0%
JXSB  Jacksonville Bncrp. MHC of IL (47.7) 2.2%  31.5%  61.0%  84.9%    5.6%  0.0%   7.8%     1.0%    6.8%      0.0%
KFFB  KY Fst Fed Bncrp MHC of KY (44.5)    0.5%  28.6%  62.9%  51.3%   25.2%  0.0%  22.4%     5.5%   16.8%      0.0%
LSBK  Lake Shore Bncrp. MHC of NY (43.7)   2.3%  31.4%  60.8%  67.4%   16.0%  0.0%  15.0%     0.0%   15.0%      0.0%
NECB  NE Comm. Bancorp MHC of NY (45.0)   11.1%   3.1%  80.8%  62.9%    0.0%  0.0%  34.1%     0.0%   34.1%      0.0%
PBHC  Pathfinder BC MHC of NY (36.3)       3.4%  21.4%  68.3%  81.5%    8.9%  1.6%   6.7%     1.2%    5.5%      0.0%
UCBA  United Comm. Bncrp. MHC IN (43.8)    8.1%  11.3%  75.7%  83.1%    0.0%  0.0%  16.2%     0.0%   16.2%      0.0%

                                                    Balance Sheet Annual Growth Rates                 Regulatory Capital
                                          --------------------------------------------------------- -----------------------
                                                 MBS, Cash &                 Borrows.  Net  Tng Net
                                          Assets Investments Loans  Deposits &Subdeb  Worth  Worth  Tangible Core  Reg.Cap.
                                          ------ ----------- -----  ----------------  -----  -----  -------- ----  --------
William Penn Bancorp of PA
--------------------------
  December 31, 2007                        1.67%     2.93%   0.94%   0.32%      4.99%  2.67%  2.67%  12.65% 12.65% 24.04%


All Public Companies
  Averages                                 5.22%    -1.66%   7.29%   4.85%      1.89%  0.65% -0.33%  10.86% 10.70% 17.50%
  Medians                                  3.71%    -4.00%   5.93%   3.32%      0.14%  0.22% -0.22%   9.35%  9.23% 14.55%

State of PA
  Averages                                 2.07%    -1.41%   4.94%  -2.60%      0.97%  4.84%  4.64%   9.76%  9.06% 18.13%
  Medians                                  0.38%    -5.07%   5.40%   1.03%      0.29%  1.57%  3.43%   9.04%  8.13% 15.80%

Comparable Group
  Averages                                 4.20%    -7.78%   9.47%   5.40%     -19.14% 1.23%  1.34%  15.28% 13.65% 26.51%
  Medians                                  3.79%    -6.42%   8.00%   5.42%     -2.98%  0.73%  1.20%  15.86% 15.10% 25.75%


Comparable Group
----------------
BFSB  Brooklyn Federal MHC of NY (31.0)   -4.32%   -16.22%  -0.69%   5.96%     -81.24% 6.62%  6.62%  17.20% 17.20% 24.30%
CHEV  Cheviot Fin. Corp. MHC of OH (40.3)  1.18%   -11.74%   4.16%   2.93%      5.63% -6.00% -6.00%      NA     NA 32.50%
GOV   Gouverneur Bncrp. MHC of NY (43.0)   1.93%     8.88%   0.40%   5.20%     -5.96%  2.90%  2.90%  15.10% 15.10% 27.20%
GCBC  Green Co. Bncrp. MHC of NY (44.5)    9.54%     5.76%  11.05%  10.24%      0.00%  3.98%  3.98%      NA     NA     NA
JXSB  Jacksonville Bncrp. MHC of IL (47.7) 8.81%    -2.11%  16.91%   5.64%         NM  4.68%  5.85%      NA  7.14% 12.26%
KFFB  KY Fst Fed Bncrp MHC of KY (44.5)    2.26%    -5.70%   6.61%   2.15%      9.45% -4.13% -5.16%  16.61% 16.61% 38.61%
LSBK  Lake Shore Bncrp. MHC of NY (43.7)   1.72%    -7.14%   5.44%  -1.49%     26.40% -2.60% -2.60%  12.20% 12.20% 24.20%
NECB  NE Comm. Bancorp MHC of NY (45.0)    9.50%   -36.19%  30.01%   5.08%         NM 12.27% 12.27%      NA     NA     NA
PBHC  Pathfinder BC MHC of NY (36.3)       5.31%    -1.95%   9.38%   7.56%     -7.40% -1.45% -0.50%      NA     NA     NA
UCBA  United Comm. Bncrp. MHC IN (43.8)    6.06%   -11.40%  11.39%  10.75%     -100.00-4.00% -4.00%      NA     NA     NA


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP(R) Financial, LC.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 8


                                               Table 3
                  Income as Percent of Average Assets and Yields, Costs, Spreads
                                    Comparable Institution Analysis
                               For the 12 Months Ended September 30, 2007

                                                         Net Interest Income              Other Income
                                                    ---------------------------        ------------------
                                                                          Loss   NII                      Total
                                              Net                        Provis.After  Loan  R.E.  Other  Other
                                             Income  Income Expense NII  on IEA Provis.Fees  Oper. Income Income
                                             ------  ------ ------- ---  ------ ------ ----  ----- ------ ------

William Penn Bancorp of PA
--------------------------
  December 31, 2007                           0.22%   5.97%  3.93% 2.04%  0.04%  2.00% 0.00% 0.00%  0.09% 0.09%


All Public Companies
--------------------
  Averages                                    0.53%   5.86%  3.17% 2.70%  0.13%  2.57% 0.03% 0.00%  0.61% 0.64%
  Medians                                     0.49%   5.79%  3.14% 2.69%  0.07%  2.56% 0.00% 0.00%  0.48% 0.51%

State of PA
-----------
  Averages                                    0.41%   5.56%  3.20% 2.36%  0.07%  2.29% 0.01% 0.00%  0.43% 0.44%
  Medians                                     0.50%   5.57%  3.15% 2.45%  0.06%  2.42% 0.00% 0.00%  0.44% 0.47%


Comparable Group
----------------
  Averages                                    0.83%   5.70%  2.73% 2.96%  0.09%  2.88% 0.02% -0.01% 0.56% 0.57%
  Medians                                     0.43%   5.59%  2.86% 2.83%  0.03%  2.63% 0.00% 0.00%  0.50% 0.51%


Comparable Group
BFSB   Brooklyn Federal MHC of NY (31.0)      0.96%   6.93%  2.67% 4.26%  0.01%  4.24% 0.00% 0.00%  0.72% 0.72%
CHEV   Cheviot Fin. Corp. MHC of OH (40.3)(3) 0.35%   5.71%  3.09% 2.62%  0.02%  2.60% 0.00% 0.00%  0.18% 0.18%
GOV    Gouverneur Bncrp. MHC of NY (43.0)     0.71%   6.12%  2.93% 3.19%  0.01%  3.18% 0.00% 0.02%  0.44% 0.46%
GCBC   Green Co. Bncrp. MHC of NY (44.5)      0.64%   5.45%  2.14% 3.31%  0.12%  3.20% 0.00% 0.00%  1.29% 1.29%
JXSB   Jacksonville Bncrp. MHC of IL (47.7)   0.20%   5.60%  3.23% 2.37%  0.02%  2.35% 0.13% -0.01% 0.75% 0.87%
KFFB   KY Fst Fed Bncrp MHC of KY (44.5)(3)   0.22%   4.91%  3.07% 1.84%  0.00%  1.84% 0.00% 0.00%  0.07% 0.07%
LSBK   Lake Shore Bncrp. MHC of NY (43.7)     0.43%   5.15%  2.53% 2.62%  0.04%  2.58% 0.00% 0.00%  0.56% 0.56%
NECB   NE Comm. Bancorp MHC of NY (45.0)      4.00%   5.58%  1.81% 3.77%  0.11%  3.66% 0.00% 0.00%  0.26% 0.26%
PBHC   Pathfinder BC MHC of NY (36.3)         0.31%   5.54%  2.79% 2.76%  0.09%  2.66% 0.09% -0.05% 0.85% 0.89%
UCBA   United Comm. Bncrp. MHC IN (43.8)      0.43%   5.97%  3.06% 2.91%  0.45%  2.46% 0.00% 0.00%  0.44% 0.44%

                                             G&A/Other Exp.  Non-Op. Items Yields, Costs, and Spreads
                                             --------------- ------------- --------------------------
                                                                                                        MEMO:     MEMO:
                                              G&A   Goodwill  Net   Extrao.   Yield     Cost  Yld-Cost  Assets/   Effective
                                             Expense  Amort.  Gains  Items  On Assets Of Funds Spread   FTE Emp.  Tax Rate
                                             ------- -------  -----  -----  --------- -------- ------   --------  --------

William Penn Bancorp of PA
--------------------------
  December 31, 2007                           1.17%   0.00%  -0.57%   0.00%    6.01%   4.63%     1.38%     $8,675  34.30%


All Public Companies
--------------------
  Averages                                    2.49%   0.02%   0.07%   0.00%    6.23%   3.65%     2.58%     $5,704  32.30%
  Medians                                     2.47%   0.00%   0.01%   0.00%    6.06%   3.66%     2.63%     $4,780  32.19%

State of PA
-----------
  Averages                                    2.14%   0.04%  -0.01%   0.00%    5.89%   3.66%     2.23%     $5,966  22.06%
  Medians                                     2.17%   0.00%   0.00%   0.00%    5.81%   3.72%     2.08%     $5,286  25.89%


Comparable Group
----------------
  Averages                                    2.81%   0.01%   0.69%   0.00%    6.11%   3.29%     2.82%     $4,362  30.64%
  Medians                                     2.77%   0.00%   0.04%   0.00%    5.97%   3.46%     2.94%     $4,018  31.76%


Comparable Group
BFSB   Brooklyn Federal MHC of NY (31.0)      3.52%   0.00%   0.06%   0.00%    7.24%   3.46%     3.78%         NM  36.18%
CHEV   Cheviot Fin. Corp. MHC of OH (40.3)(3) 2.29%   0.00%   0.02%   0.00%    5.92%   3.99%     1.93%     $5,851  31.76%
GOV    Gouverneur Bncrp. MHC of NY (43.0)     2.60%   0.00%   0.07%   0.00%    6.54%   3.55%     3.00%     $4,018  35.52%
GCBC   Green Co. Bncrp. MHC of NY (44.5)      3.58%   0.00%  -0.08%   0.00%    5.73%   2.41%     3.33%     $3,001  31.64%
JXSB   Jacksonville Bncrp. MHC of IL (47.7)   2.94%   0.03%  -0.01%   0.00%    5.92%   3.57%     2.35%     $2,541  14.88%
KFFB   KY Fst Fed Bncrp MHC of KY (44.5)(3)   1.53%   0.05%   0.00%   0.00%       NM      NM        NM     $7,365      NM
LSBK   Lake Shore Bncrp. MHC of NY (43.7)     2.56%   0.00%   0.00%   0.00%    5.44%   3.05%     2.39%     $3,832  25.10%
NECB   NE Comm. Bancorp MHC of NY (45.0)      3.26%   0.00%   6.35%   0.00%    5.98%   2.84%     3.14%     $4,474  42.82%
PBHC   Pathfinder BC MHC of NY (36.3)         3.24%   0.07%   0.15%   0.00%    5.97%   3.03%     2.94%     $3,269  20.27%
UCBA   United Comm. Bncrp. MHC IN (43.8)      2.55%   0.00%   0.33%   0.00%    6.27%   3.71%     2.56%     $4,905  37.58%


(3) Income and expense information has b een annualized from available financial information.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP(R) Financial, LC.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 9


IEA/IBL ratio that is more comparable to the Peer Group's ratio, as the infusion of stock proceeds realized from the Bank's offering will serve to lower the level of IBL funding assets and will primarily be deployed into IEA.

                  Updated growth rates for William Penn are based on annualized growth for the 18 months ended December 31, 2007, while the Peer Group's growth rates are based on growth for the twelve months ended September 30, 2007 or the latest 12 month period available. Updated asset growth rates continued to reflect lower asset growth for the Bank, as William Penn recorded a 1.7% annualized increase in assets compared to a 4.2% increase in assets for the Peer Group. Asset growth for the Bank occurred in both cash and investments and loans receivable, with cash and investments growing at a higher rate. Comparatively, asset growth for the Peer Group continued to be sustained by loan growth, which was in part funded with redeployment of cash and investments.

                  Borrowings growth funded a majority of the increase in assets for the Bank, while the Peer Group recorded a higher growth rate in deposits, offset by a decline in borrowings. The Bank posted an increase in equity, due to continuing operating income. The Peer Group's slight equity growth reflected profitable operations net of dividends and stock repurchases, which are factors that currently do not impact the Bank's equity growth.

                  Table 3 displays comparative operating results for William Penn and the Peer Group, based on their respective earnings for the twelve months ended December 31, 2007 and September 30, 2007 or the latest date available. Updated profitability relative to average assets for the Bank and the Peer Group equaled 0.22% and 0.83%, respectively. Higher net interest income continued to support the Peer Group's more profitable operations.

                  In terms of core earnings strength, updated expense coverage ratios posted by William Penn and the Peer Group equaled 1.74x and 1.05x, respectively. The Bank's stronger expense coverage ratio continued to be realized through maintenance of a lower expense ratio (1.17% versus 2.81% for the Peer Group), offset in part by a lower net interest income ratio (2.04% versus 2.96% for the Peer Group). A higher interest expense ratio continued to account for the Bank's lower net interest income ratio.

                  Non-interest operating income remained a smaller source of earnings for the Bank, as such income amounted to 0.09% and 0.57% of William Penn's and the Peer Group's average assets, respectively. Accordingly, taking non-interest operating income into account in assessing William Penn's core earnings strength relative to the Peer Group's, the Bank's updated efficiency ratio of 54.9% remained more favorable than the Peer Group's efficiency ratio of 79.6%.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 10


                  Loan loss provisions were a smaller factor in the Bank's updated earnings, as loan loss provisions established by the Bank and the Peer Group equaled 0.04% and 0.09% of average assets, respectively.

                  Net non-recurring losses were more significant for the Bank than the Peer Group, reflecting the borrowings portfolio restructuring transaction. William Penn reported net losses of 0.57% of average assets, while one Peer Group member reported a substantial gain on sale, resulting in average net gains of 0.69% of average assets for the Peer Group. The median net gains for the Peer Group were a minimal 0.04% of average assets. Extraordinary items remained a non-factor in the Bank's and the Peer Group's updated earnings.

                  William Penn's updated effective tax rate was 34.30% versus a somewhat lower 30.64% for the Peer Group.

                  Updated credit quality measures reveal that William Penn's asset quality ratios have improved since the Original Appraisal, and currently imply similar credit risk exposure for the Bank in comparison to the Peer Group. As shown in Table 4, the Bank's non-performing assets/assets and non-performing loans/loans ratios equaled 0.28% and 0.41%, respectively. Comparatively, non-performing assets/assets and non-performing loans/loans ratios for the Peer Group equaled 0.44% and 0.50%, respectively. The Bank's updated reserves equaled 1.01% of loans receivable, which remained above the Peer Group's updated ratio of 0.70%. The comparative reserve coverage ratios (relative to non-performing loans) revealed higher ratios for the Bank than the Peer Group - the Bank's ratio of 246.36% was above the Peer Group average of 108.69%. Net loan charge-offs were a greater factor in the Peer Group's updated credit quality measures when viewed as a percent of loans receivable.

                  3.       Stock Market Conditions
                           -----------------------

                  Since the date of the Original Appraisal, the broader stock market has exhibited a fair amount of volatility and, in general, has declined. Stocks rebounded in late-November and early-December amid growing expectations that the Federal Reserve would cut rates at its mid-December meeting. News of a 0.25% rate cut by the Federal Reserve sent stocks sharply lower in mid-December 2007, as some investors had hoped for a more significant rate cut. Credit worries and downgrades of several bellwether stocks also contributed to the mid-December pullback in the broader stock market. Weak economic data and expectations that fourth quarter earnings would reflect more large write-downs of subprime mortgage debt by some of the world's largest banks weighed on stocks in year end trading.

                  The downward trend in stocks continued at the start of 2008, as mounting concerns about the economy, higher oil prices and news of more large write-downs taken on subprime mortgages and debt all contributed to the negative sentiment in the

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 11


                                                   Table 4
                                 Credit Risk Measures and Related Information
                                       Comparable Institution Analysis
                          As of September 30, 2007 or Most Recent Date Available

                                                            NPAs &                                      Rsrves/
                                                  REO/     90+Del/      NPLs/     Rsrves/    Rsrves/     NPAs &   Net Loan    NLCs/
                 Institution                     Assets     Assets      Loans      Loans       NPLs      90+Del   Chargoffs   Loans
                 -----------                     ------     ------      -----      -----       ----      ------   ---------   -----
                                                  (%)        (%)         (%)        (%)        (%)        (%)      ($000)      (%)

William Penn Bancorp of PA                        0.00%      0.28%       0.41%      1.01%    246.36%    246.36%        ($9)   -0.01%


All Public Companies
--------------------
  Averages                                        0.11%      0.64%       0.70%      0.87%    200.29%    199.66%       $473     0.11%
  Medians                                         0.02%      0.40%       0.45%      0.80%    138.00%    116.64%        $76     0.05%

State of PA
-----------
  Averages                                        0.05%      0.35%       0.56%      0.85%    206.91%    173.24%       $155     0.07%
  Medians                                         0.00%      0.37%       0.41%      0.85%    207.36%    135.01%        $13     0.01%


Comparable Group
----------------
  Averages                                        0.04%      0.44%       0.50%      0.70%    135.50%    108.69%        $48     0.08%
  Medians                                         0.01%      0.47%       0.48%      0.68%    103.29%     91.07%        $28     0.06%


Comparable Group
----------------
BFSB    Brooklyn Federal MHC of NY (31.0)         0.00%      0.02%       0.02%      0.63%         NA         NA         $0     0.00%
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)       0.15%      0.46%       0.30%      0.20%     73.80%     49.15%       $231     0.37%
GOV     Gouverneur Bncrp. MHC of NY (43.0)        0.07%      0.48%       0.50%      0.83%    241.64%    143.06%        $14    -0.01%
GCBC    Green Co. Bncrp. MHC of NY (44.5)         0.00%      0.21%       0.33%      0.73%    197.16%    217.89%        $32     0.06%
JXSB    Jacksonville Bncrp. MHC of IL (47.7)      0.11%      0.47%       0.55%      1.03%    215.02%    139.20%        $42     0.10%
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)          0.00%      0.36%       0.43%      0.42%         NA     73.77%         $0     0.00%
LSBK    Lake Shore Bncrp. MHC of NY (43.7)        0.01%      0.37%       0.45%      0.59%    125.86%    101.17%        $20     0.04%
NECB    NE Comm. Bancorp MHC of NY (45.0)         0.00%      0.62%       0.62%      0.58%     79.80%     81.25%        $49     0.08%
PBHC    Pathfinder BC MHC of NY (36.3)            0.10%      0.56%       0.61%      0.76%     80.72%     91.07%        $71     0.13%
UCBA    United Comm. Bncrp. MHC IN (43.8)         0.00%      0.86%       1.14%      1.25%     69.98%     81.68%        $23     0.03%


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP(R) Financial, LC.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 12


stock market. IBM's strong earnings report for the fourth provided a boost to the stock market in mid-January. Stocks tumbled sharply lower heading into the second half of January on investor's fears of more damage to come from the subprime mortgage crisis following huge fourth quarter losses reported by Citigroup and Merrill Lynch. A surprise0.75% rate cut by the Federal Reserve on January 22, 2008 helped to limit damage from the prior day's sell-off in the global markets, which was spurred by fears that a U.S. recession would slow economic growth in the foreign markets as well. News of a possible bond-insurance bailout triggered a sharp mid-day rebound in the Dow Jones Industrial Average ("DJIA") the day following the rate cut, as the DJIA recovered almost 600 points from morning lows and closed up almost 300 points for the day. Following three consecutive sessions of gains, stocks closed lower at the end of the week on profit taking, as continued news about slowing home sales and lower home prices increased uncertainty regarding the health of the economy. More economists began to believe that the nation would fall into a recession at some point in 2008, if not already there. Following the regularly scheduled meeting in late January, the Federal Reserve again cut the federal funds rate and discount rate by 50 basis points on January 30, 2008, attempting to provide further stimulus to the national economy. The stock market reacted favorably to this second rate cut, and increased during the last week in January 2008, although a high degree of volatility remained. On February 1, 2008, the DJIA closed at 12743.19 or 4.7% lower since the date of the Original Appraisal and the NASDAQ closed at 2413.36 or 9.3% lower since the date of the Original Appraisal.

                  Thrift stocks generally followed a volatile path since the date of the Original Appraisal. Hopes for a rate cut at the next Federal Reserve meeting boosted the thrift sector in late-November. Thrift stocks traded in narrow range in the first week of December, as investors awaited the outcome of the forthcoming Federal Reserve meeting. The mid-December downturn in the broader market following the Federal Reserve's decision to lower rates a quarter point was evidenced in the thrift sector as well. In contrast to the broader stock market, thrift stocks continued to trade lower the day following the rate cut. The weak housing market, as reflected by a sharp drop in home prices and a drop-off in mortgage application volume, along with inflation worries and predictions of massive write-downs that would be recorded in the fourth quarter were noted factors that depressed thrift stocks through the end of December.

                  The  downward  spiral  in  thrift  stocks   continued  at  the
beginning of 2008, particularly the stocks of those institutions with significant exposure to the subprime mortgage market such as Countrywide Financial and Washington Mutual. Thrift stocks in general were also hurt by weak housing data and the growing prospects that the housing slump would continue throughout 2008. News of a rise in mortgage delinquencies at Countrywide and rumors of Countrywide going into bankruptcy further contributed to the slide in thrift stocks heading into mid-January. The announced acquisition of Countrywide by Bank of America had little impact on thrift stocks in

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 13


general. Earnings related worries depressed thrift stocks heading into the second half of January, reflecting expectations that more significant credit quality related losses would be a widespread factor in the fourth quarter earnings reports for thrift institutions in general. Thrift stocks moved higher on the surprise rate cut on January 22, 2008 by the Federal and then spiked higher along with the broader stock market the day following the rate cut. Thrift stocks continued their recovery during the last week in January, as the second Federal Reserve rate cut on January 30, 2007 provided additional confidence regarding future improvements in the banking sector. On February 1, 2008, the SNL Index for all publicly-traded thrifts closed at 1,191.93, an increase of 1.6% since November 30, 2007. The SNL MHC Index closed at 3,373.96 on February 1, 2008, a decrease of 2.2% since the date of the Original Appraisal.

                  With the exception of the price earnings ratios, the updated pricing measures for the Peer Group were in line with the comparatively smaller changes reflected in the SNL MHC Index and the overall SNL Index for all publicly-traded thrifts and the updated pricing measures for all publicly-traded thrifts. The decline in the market cap weighted SNL Index highlights that the large cap issues have led the downturn in thrift stocks, as many of the larger cap issues have taken large write-downs on their holdings of subprime mortgage loans and debt secured by subprime mortgages. The Peer Group's updated pricing measures on a fully-converted basis continued to reflect higher P/E multiples and lower P/B ratios in comparison to the averages for all publicly-traded thrifts. Since the date of the Original Appraisal, the stock prices of five out of the ten Peer Group companies were lower as of February 1, 2008. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on market prices as of November 30, 2007 and February 1, 2008.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 14


                                     Table 5
                             William Penn Bank, FSB
                         Average Pricing Characteristics

                                        At Nov. 30,       At Feb. 1,         %
                                           2007             2008          Change
                                           ----             ----          ------
Peer Group(1)
-------------
Price/Earnings (x)                        23.15x            25.25x         9.1%
Price/Core Earnings (x)                   25.11             26.90          7.1
Price/Book (%)                            80.54%            81.22%         0.8
Price/Tangible Book(%)                    83.57             84.34          0.9
Price/Assets (%)                          21.27             20.95         (1.5)
Avg. Mkt. Capitalization ($Mil)          $79.05            $77.46         (2.0)

All Publicly-Traded Thrifts
---------------------------
Price/Earnings (x)                        20.28x            19.94x        (1.7)%
Price/Core Earnings (x)                   20.75             21.10          1.7
Price/Book (%)                           118.03%           115.69%        (2.0)
Price/Tangible Book(%)                   133.58            129.35         (3.2)
Price/Assets (%)                          15.21             15.07         (0.9)
Avg. Mkt. Capitalization ($Mil)         $357.94           $362.67         (1.3)


                  As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  In general, the difficult market environment for the overall thrift market has filtered into the new issue market as well. Most of the recent conversion offerings have been closed at the midpoint or lower, although some of the recent offerings were terminated with orders falling well short of their offering ranges. As shown in Table 6, two standard conversions, two second-step conversions and three mutual holding company offerings were completed during the past three months. The mutual holding

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 15


company offerings are considered to be more relevant for purposes of our analysis. Two of the three recent mutual holding company offerings were completed in January 2008 (Sound Financial of Washington and Meridian Interstate Bancorp of Massachusetts), with both offerings closing at approximately their respective midpoints. The other recent mutual holding company offering was completed in November 2007 (Northfield Bancorp of New York), with an offering equal to the top of the selling range. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 76.5%. The two mutual holding company offerings completed in January, subsequent to the date of the Original Appraisal, traded below their IPO prices in initial trading activity. As of February 1, 2008, Sound Financial's stock closed 5.3% below its IPO price, Meridian Interstate's stock price closed 2.5% below its IPO price and Northfield Bancorp's stock price closed 4.5% above its IPO price.

                  Shown in Table 7 are the current pricing ratios for the five companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. Danvers Bancorp and First Advantage Bancorp were standard conversion offerings, Cape Bancorp was a standard conversion offering with a simultaneous acquisition, and Home Federal Bancorp and United Financial Bancorp were second-step conversion offerings. The current average P/TB ratio of the publicly-traded recent conversions equaled 89.59%.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 16

                                                  Table 6
                                Pricing Characteristics and After-Market Trends Recent Conversions Completed (Last Three Months)

------------------------------------------------------------------------------------------------------------ -------------------
    Institutional Information                                  Pre-Conversion Data      Offering Information
                                                          -----------------------------                       Contribution to
                                                          Financial Info. Asset Quality                      Charitable Found.
------------------------------------------------------------------------- ------------- -------------------- -----------------


                                      Conver.                     Equity/  NPAs/  Res. Gross   %   % of Exp./          % of
Institution                            Date      Ticker    Assets  Asset   Asset  Cov. Proc. Offer Mid. Proc  Form   Offering
-----------                            ----      ------    ------  -----   -----  ---- ----- ----- ---- ----  ----   --------
                                                            ($Mil)  (%)     (%)   (%) ($Mil.) (%)  (%)   (%)           (%)
------------------------------------------------------------------------------------------------------------ -------------------
Standard Conversions
--------------------
Cape Bancorp, Inc., NJ*(1)(7)           2/1/08 CBNJ-NASDAQ $ 1,062 11.45%  0.44% 165%  $ 78.2 100%  85%  3.2%  C/S   782K/7.0%
Danvers Bancorp, Inc. MA*              1/10/08 DNBK-NASDAQ $ 1,322  5.12%  0.31% 693%  $171.9 100% 132%  1.7%  C/S   350K/3.8%
First Advantage Bancorp, TN           11/30/07 FABK-NASDAQ $   219 14.70%  0.80% 114%  $ 53.6 100% 110%  2.7%  N.A.    N.A.

                          Averages - Standard Conversions: $   868 10.42%  0.52%   NM  $101.3 100% 109%  2.6%  N.A.    N.A.
                           Medians - Standard Conversions: $ 1,062 11.45%  0.44%   NM  $ 78.2 100% 110%  2.7%  N.A.    N.A.


Second Step Conversions
-----------------------
Home Federal Bancorp, Inc., ID*       12/20/07 HOME-NASDAQ $   710 15.87%  0.29% 195%  $102.0  59%  85%  4.4%  N.A.    N.A.
United Financial Bancorp, Inc., MA*    12/4/07 UNBK-NASDAQ $ 1,064 13.28%  0.29% 260%  $ 95.6  54%  85%  2.5%  N.A.    N.A.

                       Averages - Second Step Conversions: $   887 14.58%  0.29% 227%  $ 98.8  56%  85%  3.4%  N.A.    N.A.
                        Medians - Second Step Conversions: $   887 14.58%  0.29% 227%  $ 98.8  56%  85%  3.4%  N.A.    N.A.


Mutual Holding Company Conversions
----------------------------------
Meridian Interstate Bancorp, Inc., MA 1/23/08 EBSB-NASDAQ $    938 12.18%  0.56%  72%  $100.5  44% 100%  1.6%   S      2.99%
Sound Financial, Inc., WA*             1/9/07 SNFL-OTCBB  $    237  6.77%  0.29% 118%  $ 13.0  44% 102%  6.2%  C/S   200K/2.27%
Northfield Bancorp, NY                11/8/07 NFBK-NASDAQ $  1,288 13.21%  0.91%  40%  $192.7  43% 132%  1.6%  C/S    3M/4.65%

           Averages - Mutual Holding Company Conversions: $   821  10.72%  0.59%  77%  $102.0  44% 111%  3.1%  NA     NA
            Medians - Mutual Holding Company Conversions: $   938  12.18%  0.56%  72%  $100.5  44% 102%  1.6%  NA     NA


                              Averages - All Conversions: $    855 11.57%  0.49% 207%  $100.9  68% 104%  3.0%  NA     NA
                               Medians - All Conversions: $  l,000 12.70%  0.38% 142%  $ 98.1  56% 101%  2.6%  NA     NA

------------------------------------------------------------------------------------------------------------ -------------------

----------------------------------------------------------------------------------------------------------------------------------
    Institutional Information                                                                           Pro Forma Data
                                                              Insider Purchases              -------------------------------------
                                                               % Off Incl. Fdn.              Pricing Ratios(3)   Financial Charac.
---------------------------------------------------------- ------------------------          ----------------- -------------------
                                                             Benefit Plans
                                                            ---------------          Initial
                                      Conver.                    Recog Stk   Mgmt.% Dividend       Core         Core         Core
Institution                            Date      Ticker    ESOP  Plan Option Dirs.  Yield   P/TB   P/E    P/A   ROA   TE/A   ROE
-----------                            ----      ------    ----  -----------------  -----   ----   ---    ---   ---   ----   ---
                                                            (%)   (%)  (%)   (%)(2)   (%)    (%)   (x)    (%)   (%)    (%)   (%)
----------------------------------------------------------------------------------------------------------------------------------

Standard Conversions
--------------------
Cape Bancorp, Inc., NJ*(1)(7)           2/1/08 CBNJ-NASDAQ 8.0%  4.0% 10.0%   2.5%  0.00% 104.9%  27.8x  11.9%  0.4%  11.3%  2.6%
Danvers Bancorp, Inc. MA*              1/10/08 DNBK-NASDAQ 8.0%  4.0% 10.0%   2.8%  0.00%  82.3%  29.9x  12.1%  0.4%  14.7%  2.8%
First Advantage Bancorp, TN           11/30/07 FABK-NASDAQ 8.0%  4.0% 10.0%  10.0%  0.00%  68.3%  42.6x  19.9%  0.8%  47.0%  1.6%

                          Averages - Standard Conversions: 8.0%  4.0% 10.0%   5.1%  0.00%  85.2%  33.4x  14.6%  0.5%  24.3%  2.3%
                           Medians - Standard Conversions: 8.0%  4.0% 10.0%   2.8%  0.00%  82.3%  29.9x  12.1%  0.4%  14.7%  2.6%


Second Step Conversions
-----------------------
Home Federal Bancorp, Inc., ID*       12/20/07 HOME-NASDAQ 8.0%  3.5%  8.7%   0.6%  1.90%  87.3%  32.5x  21.8%  0.7%  25.0%  2.7%
United Financial Bancorp, Inc., MA*    12/4/07 UNBK-NASDAQ 7.9%  3.8%  9.4%   0.4%  2.30%  79.6%  35.2x  15.5%  0.4%  19.5%  2.3%

                       Averages - Second Step Conversions: 7.9%  3.6%  9.0%   0.5%  2.10%  83.4%  33.8x  18.6%  0.6%  22.2%  2.5%
                        Medians - Second Step Conversions: 7.9%  3.6%  9.0%   0.5%  2.10%  83.4%  33.8x  18.6%  0.6%  22.2%  2.5%


Mutual Holding Company Conversions
----------------------------------
Meridian Interstate Bancorp, Inc., MA 1/23/08 EBSB-NASDAQ  8.0%  4.0% 10.0%   1.3%  0.00%  73.7%  48.5x  20.3%  0.3%  20.0%  1.6%
Sound Financial, Inc., WA*             1/9/07 SNFL-OTCBB   8.7%  4.4% 10.9%  11.4%  0.00%  72.4%  39.4x  11.8%  0.2%  11.2%  2.1%
Northfield Bancorp, NY                11/8/07 NFBK-NASDAQ  8.7%  4.4% 10.9%   2.0%  0.00%  83.3%  30.2x  26.8%  0.8%  21.8%  3.3%

           Averages - Mutual Holding Company Conversions:  8.5%  4.2% 10.6%   4.9%  0.00%  76.5%  39.4x  19.6%  0.4%  17.7%  2.3%
            Medians - Mutual Holding Company Conversions:  8.7%  4.4% 10.9%   2.0%  0.00%  73.7%  39.4x  20.3%  0.3%  20.0%  2.1%


                              Averages - All Conversions:  8.2%  4.0% 10.0%   3.9%  0.53%  81.5%  35.8x  17.5%  0.5%  21.3%  2.4%
                               Medians - All Conversions:  8.0%  4.0% 10.0%   2.3%  0.00%  80.9%  33.8x  17.7%  0.4%  19.7%  2.4%

----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
    Institutional Information                                                      Post-IPO Pricing Trends
                                                                   -------------------------------------------------------------
                                                                                        Closing Price:
-----------------------------------------------------------        -------------------------------------------------------------

                                                                    First          After           After
                                      Conver.                IPO   Trading   %     First     %     First        %      Thru      %
Institution                            Date      Ticker     Price   Day    Change  Week(4) Change  Months(5)  Change  2/1/08  Change
-----------                            ----      ------     -----   ---    ------  ------- ------  ---------  ------  ------  ------
                                                             ($)    ($)     (%)     ($)     (%)    ($)        (%)     ($)      (%)
------------------------------------------------------------------------------------------------------------------------------------

Standard Conversions
--------------------
Cape Bancorp, Inc., NJ*(1)(7)           2/1/08 CBNJ-NASDAQ  $10.00  $10.05   0.5% $10.05    0.5%   $10.05      0.5%   $10.05   0.5%
Danvers Bancorp, Inc. MA*              1/10/08 DNBK-NASDAQ  $10.00  $ 9.74  -2.6% $ 9.69   -3.1%   $ 9.91     -0.9%   $ 9.91  -0.9%
First Advantage Bancorp, TN           11/30/07 FABK-NASDAQ  $10.00  $11.17  11.7% $10.70    7.0%   $10.65      6.5%   $11.25  12.5%

                          Averages - Standard Conversions:  $10.00  $10.32   3.2% $10.15    1.5%   $10.20      2.0%   $10.40   4.0%
                           Medians - Standard Conversions:  $10.00  $10.05   0.5% $10.05    0.5%   $10.05      0.5%   $10.05   0.5%


Second Step Conversions
-----------------------
Home Federal Bancorp, Inc., ID*       12/20/07 HOME-NASDAQ  $10.00  $ 9.88  -1.2% $10.17    1.7%   $10.30      3.0%   $10.61   6.1%
United Financial Bancorp, Inc., MA*    12/4/07 UNBK-NASDAQ  $10.00  $10.30   3.0% $10.47    4.7%   $10.50      5.0%   $11.50  15.0%

                       Averages - Second Step Conversions:  $10.00  $10.09   0.9% $10.32    3.2%   $10.40      4.0%   $11.06  10.6%
                        Medians - Second Step Conversions:  $10.00  $10.09   0.9% $10.32    3.2%   $10.40      4.0%   $11.06  10.6%


Mutual Holding Company Conversions
----------------------------------
Meridian Interstate Bancorp, Inc., MA 1/23/08 EBSB-NASDAQ   $10.00  $ 9.60  -4.0% $ 9.50   -5.0%   $ 9.75     -2.5%   $ 9.75  -2.5%
Sound Financial, Inc., WA*             1/9/07 SNFL-OTCBB    $10.00  $ 9.00 -10.0% $ 9.06   -9.4%   $ 9.47     -5.3%   $ 9.47  -5.3%
Northfield Bancorp, NY                11/8/07 NFBK-NASDAQ   $10.00  $10.45   4.5% $11.67   16.7%   $10.49      4.9%   $10.45   4.5%

           Averages - Mutual Holding Company Conversions:   $10.00  $ 9.68  -3.2% $10.08    0.8%   $ 9.90     -1.0%   $ 9.89  -1.1%
            Medians - Mutual Holding Company Conversions:   $10.00  $ 9.60  -4.0% $ 9.50   -5.0%   $ 9.75     -2.5%   $ 9.75  -2.5%


                              Averages - All Conversions:   $10.00  $10.02   0.2% $10.16    1.6%   $10.14      1.4%   $10.37   3.7%
                               Medians - All Conversions:   $10.00  $9.97   -0.3% $10.11    1.1%   $10.18      1.8%   $10.25   2.5%

-----------------------------------------------------------------------------------------------------------------------------------

Note: * -  Appraisal  performed  by RP  Financial;  BOLD=RP  Financial  did  the
           Conversion Business Plan. "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.                             (5) Latest price if offering is more than one week but less than one month
(2) As a percent of MHC offering for MHC transactions.        old.
(3) Does not take into account the adoption of SOP 93-6.  (6) Mutual holding company pro forma data on full conversion basis.
(4) Latest price if offering is less than one week old.   (7) Simultaneously completed acquisition of another financial institution.
                                                          (8) Simultaneously converted to a commercial bank charter.
                                                          (9) Former credit union.
                                                                                                                    February 1, 2008
------------------------------------------------------------------------------------------------------------------------------------

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 17

                                     Table 7
                           Market Pricing Comparatives
                          Prices As of February 1, 2008

                                          Market        Per Share Data
                                       Capitalization  ----------------
                                       ---------------  Core     Book             Pricing Ratios(3)
                                       Price/  Market  12 Month Value/   -------------------------------------
Financial Institution                  Share(1) Value   EPS(2)  Share    P/E    P/B    P/A      P/TB    P/Core
---------------------                  --------------   ------  -----    ---    ---    ---      ----    ------
                                         ($)   ($Mil)    ($)     ($)     (x)    (%)    (%)      (%)      (x)

All Public Companies                    $14.31 $362.67   $0.68  $13.35  19.94x 115.69% 15.07%  129.35%   21.10x
Converted Last 3 Months (no MHC)        $10.66 $151.60   $0.30  $12.92  31.95x  83.05% 17.45%   89.59%   30.43x

Converted Last 3 Months (no MHC)
--------------------------------
CBNJ    Cape Bancorp, Inc. of NJ        $10.05 $133.80   $0.36  $13.75  37.22x  73.09% 11.91%  105.46%   27.92x
DNBK    Danvers Bancorp, Inc. of MA     $ 9.91 $176.82   $0.34  $12.18  29.15x  81.36% 12.02%   81.56%   29.15x
FABK    First Advantage Bancorp of TN   $11.25 $ 59.23   $0.23  $14.65      NM  76.79% 22.42%   76.79%       NM
HOME    Home Federal Bancorp Inc. of ID $10.61 $183.84   $0.31  $11.46  29.47x  92.58% 23.10%   92.58%   34.23x
UBNK    United Financial Bancorp of MA  $11.50 $204.29   $0.28  $12.58      NM  91.41% 17.82%   91.56%       NM


                                              Dividends(4)              Financial Characteristics(6)
                                       ----------------------- -----------------------------------------------
                                                                                      Reported      Core
                                        Amount/        Payout   Total Equity/ NPAs/  ----------   ------------
Financial Institution                   Share  Yield  Ratio(5) Assets Assets Assets  ROA    ROE   ROA    ROE
---------------------                   -----  -----  -------- ------ ------ ------  ---    ---   ---    ---
                                         ($)    (%)     (%)    ($Mil)  (%)    (%)    (%)    (%)   (%)    (%)

All Public Companies                     $0.38  2.54%  32.76%  $3,129 12.86%  0.64%  0.52%  4.59% 0.47%  4.37%
Converted Last 3 Months (no MHC)         $0.09  0.78%  15.32%    $960 20.94%  0.39%  0.47%  2.28% 0.48%  2.38%

Converted Last 3 Months (no MHC)
--------------------------------
CBNJ    Cape Bancorp, Inc. of NJ         $0.00  0.00%   0.00%  $1,124 16.29%     NA  0.32%  1.96% 0.43%  2.62%
DNBK    Danvers Bancorp, Inc. of MA      $0.00  0.00%   0.00%  $1,472 14.77%     NA  0.41%  2.79% 0.41%  2.79%
FABK    First Advantage Bancorp of TN    $0.00  0.00%   0.00%    $264 29.19%  0.80%  0.38%  1.30% 0.46%  1.57%
HOME    Home Federal Bancorp Inc. of ID  $0.19  1.79%  61.29%    $796 24.95%  0.07%  0.78%  3.14% 0.67%  2.71%
UBNK    United Financial Bancorp of MA   $0.24  2.09%      NM  $1,146 19.49%  0.29%  0.43%  2.23% 0.43%  2.23%

(1)  Average of High/Low or Bid/Ask pri
(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP(R) Financial, LC.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 18




         4.       Summary of Adjustments
                  ----------------------

                  In the Original Appraisal, we made the following adjustments to William Penn's pro forma value based upon our comparative analysis to the Peer Group:


                                     Table 8
                           William Penn Bancorp, Inc.
                              Valuation Adjustments

                                                             PreviousValuation
    Key Valuation Parameters:                                   Adjustment
    -------------------------                                   ----------

    Financial Condition                                       No Adjustment
    Profitability, Growth and Viability of Earnings           No Adjustment
    Asset Growth                                              Slight Downward
    Primary Market Area                                       Slight Upward
    Dividends                                                 No Adjustment
    Liquidity of the Shares                                   Slight Downward
    Marketing of the Issue                                    Moderate Downward
    Management                                                No Adjustment
    Effect of Gov. Regulations and Regulatory Reform          No Adjustment


                  The factors concerning the valuation parameters of dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

                  In  terms  of  financial  condition,  no  adjustment  remained appropriate as there were no significant changes in the Bank's and the Peer Group's respective balance sheet ratios. No adjustment also remained appropriate for earnings, as the Bank's less favorable historical core earnings measures will continue to be offset by the higher earnings growth potential post-conversion, including planned leveraging. A slight downward adjustment remained appropriate for asset growth as well, as the Bank continued to post lower asset growth than the Peer Group, and on a pro forma basis the Bank's leverage capacity will be fairly comparable to the Peer Group's. In terms of the primary market area, the Bank's primary market area in Bucks County, Pennsylvania is a relatively strong market area with a sizeable population base in comparison to the Peer Group medians. Based on recent stock price performance of thrifts operating in more rural areas, we have concluded that the valuation adjustment for primary market area should be increase to a "Moderate Upward" adjustment to reflect William Penn's operations within a large metropolitan area.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 19


                  The general market for thrift stocks, and in particular MHC thrift stocks, experienced a large degree of volatility and deteriorated further since the date of the Original appraisal, as indicated by the decrease recorded in the SNL MHC Index for all publicly-traded MHCs. The updated pricing measures for the Peer Group and all publicly-traded thrifts were both higher and lower compared to the Original Appraisal. Recent thrift offerings have encountered a challenging market environment that has depressed the broader thrift market, with the majority of recently completed offerings closing at the midpoint or lower. At the same time, some of the recent conversion offerings have not been successfully completed due to orders falling well short of the minimum of their offering ranges. Two of the three recently completed MHC offerings are currently trading below their IPO prices. Accordingly, taking into account the market performance of all-publicly traded thrifts, the Peer Group and recent conversions since the date of the Original Appraisal, a more significant downward adjustment has been applied for marketing of the issue.

                  Overall, taking into account the foregoing factors, we believe that a decrease in the Bank's estimated pro market value as set forth in the Original Appraisal is appropriate.


Basis of Valuation.  Fully-Converted Pricing Ratios
---------------------------------------------------

         Consistent with the Original Appraisal, to calculate the fully-converted pricing information for mutual holding companies, the reported financial information for the Peer Group companies has been adjusted as follows:
(1) all shares owned by the mutual holding company are assumed to be sold at the current trading price in a second-step conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of mutual holding company institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the Peer Group companies are adjusted by the impact of the assumed second-step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 9 on the following page shows the calculation of per share financial data
(fully-converted basis) for each of the public mutual holding company institutions that form the Peer Group.


Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing William Penn Bancorp's to-be-issued stock -- price/earnings

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 20

                                              Table 9
        Calculation of Implied Per Share Data -- Incorporating MHC Second Step Conversion
                                   Comparable Institution Analysis
                            For the 12 Months Ended September 30, 2007


                                              Current Ownership   Current Per Share Data (MHC Ratios)
                                            --------------------- ----------------------------------
                                             Total  Public  MHC           Core  Book   Tang.
                                            Shares Shares Shares   EPS    EPS   Value  Book  Assets
                                            ------ ------ ------   ---    ---   -----  ----  ------
                                             (000) (000)  (000)    ($)    ($)    ($)   ($)    ($)
Publicly-Traded MHC Institutions
--------------------------------
BFSB    Brooklyn Federal MHC of NY (31.0)   13,311  3,968  9,343   0.29   0.28   6.41  6.41   29.33
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)  9,018  3,968  5,050   0.11   0.11   7.56  7.56   35.03
GCBC    Green Co. Bncrp. MHC of NY (44.5)    4,144  1,841  2,303   0.50   0.54   8.64  8.64   81.84
GOV     Gouverneur Bncrp. MHC of NY (43.0)   2,300    981  1,319   0.41   0.38   8.88  8.88   57.65
JXSB    Jacksonville Bncrp. MHC of IL (47.7) 1,987    947  1,040   0.28   0.29  11.05  9.65  141.95
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)     8,124  3,794  4,330   0.11   0.11   7.50  5.64   33.54
LSBK    Lake Shore Bncrp. MHC of NY (43.7)   6,464  2,976  3,488   0.23   0.23   8.24  8.24   55.13
NECB    NE Comm. Bancorp MHC of NY (45.0)   13,225  5,951  7,274   0.90  (0.04)  8.19  8.19   24.02
PBHC    Pathfinder BC MHC of NY (36.3)       2,484    881  1,603   0.38   0.26   8.48  6.92  126.35
UCBA    United Comm. Bncrp. MHC IN (43.8)    8,347  3,809  4,538   0.19   0.09   7.33  7.33   45.25

                                                                                             Pro Forma
                                              Impact of Second Step Conversion(4)   Per Share Data (Fully-Converted(4)  Pro Forma(5)
                                             ----------------------------------- ------------------------------ ------ -------------
                                             Share   Gross     Net Incr.  Net Incr.       Core Book     Tang.          Public  Dilu-
                                             Price Proceeds(1) Capital(2) Income(3)  EPS  EPS  Value    Book  Assets    Pct.   tion
                                             ----- ----------- ---------- ---------  ---  ---  -----    ----  ------   ------ ------
                                              ($)     ($000)    ($000)     ($000)    ($)  ($)   ($)     ($)    ($)      (%)      (%)
Publicly-Traded MHC Institutions
--------------------------------
BFSB    Brooklyn Federal MHC of NY (31.0)    12.94    120,898  103,973      2,030   0.44  0.43  14.22  14.22  37.14    29.8     0.0
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)  10.00     50,500   43,430        848   0.20  0.20  12.38  12.38  39.85    44.0     0.0
GCBC    Green Co. Bncrp. MHC of NY (44.5)    12.02     27,682   23,807        465   0.61  0.65  14.38  14.38  87.58    44.4     0.0
GOV     Gouverneur Bncrp. MHC of NY (43.0)    9.35     12,333   10,606        207   0.50  0.47  13.49  13.49  62.26    42.7     0.0
JXSB    Jacksonville Bncrp. MHC of IL (47.7) 13.25     13,780   11,851        231   0.40  0.41  17.01  15.61 147.91    47.7     0.0
KFFB    KY Fst Fed Bncrp MHC of KY(44.5)     10.15     43,949   37,797        738   0.20  0.20  12.15  10.29  38.19    46.7     0.0
LSBK    Lake Shore Bncrp. MHC of NY (43.7)    9.40     32,787   28,197        550   0.32  0.32  12.60  12.60  59.49    46.0     0.0
NECB    NE Comm. Bancorp MHC of NY (45.0)    11.55     84,015   72,253      1,410   1.01  0.07  13.65  13.65  29.48    45.0     0.0
PBHC    Pathfinder BC MHC of NY (36.3)       12.50     20,038   17,232        336   0.52  0.40  15.42  13.86 133.29    35.5     0.0
UCBA    United Comm. Bncrp. MHC IN (43.8)    10.49     47,604   40,939        799   0.29  0.19  12.23  12.23  50.15    45.6     0.0

(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
            Offering expense percent            2.00%
            ESOP percent purchase               8.00%
            Recognition plan percent            4.00%

(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
            After-tax reinvestment              3.18%
            ESOP loan term (years)             10
            Recognition plan vesting (years)    5
            Effective tax rate                 34.00%

(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Audited and unaudited financial statements,  corporate reports, offering
        circulars,   and   RP  Financial,  LC.  calculations.   The  information
        provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP(R) Financial, LC.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 21


("P/E"),   price/book  ("P/B"),  and  price/assets  ("P/A")  approaches  --  all performed on a pro forma basis including the effects of the conversion proceeds.

         In computing the pro forma impact of the offering and the related pricing ratios, the changes to the valuation parameters utilized in the Original Appraisal reflected updated market data and the Bank's financial data through December 31, 2007. In computing the pro forma impact of the conversion and the related pricing ratios, the valuation parameters utilized in the Original Appraisal did not change in this update, including expenses, benefit plan assumptions and the tax rate, with the exception of the reinvestment rate, which was updated to equal the yield on one-year U.S. Government securities at December 31, 2007. In the Original Appraisal, the reinvestment rate was equal to the yield on one-year U.S. Government securities at September 30, 2007.

         Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

         The Bank will adopt Statement of Position ("SOP" 93-6) which will cause earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares. For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Bank's shareholders. However, we have considered the impact of the Bank's adoption of SOP 93-6 in the determination of pro forma market value.

         Based on the foregoing, we have concluded that a decrease in William Penn's value is appropriate. Accordingly, RP Financial concluded that as of February 1, 2008, the pro forma market value of the Bank's full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $42,812,500 at the midpoint, equal to 4,281,250 shares at $10.00 per share. The updated valuation reflects a 14.4% reduction relative to the valuation conclusion set forth in the Original Appraisal.

       1.   P/E Approach. In applying the P/E approach, RP Financial's valuation
            -------------
conclusions considered both reported earnings and a recurring or "core" earnings base, that is, earnings adjusted to exclude any one time non-operating and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Bank's reported earnings equaled $639,000 for the twelve months ended December 31, 2007. In deriving William Penn Bancorp's core earnings, we

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 22


made similar adjustments to reported earnings as in the Original Appraisal, eliminating the impact of net gains on the sale of securities and the prepayment penalty from the restructuring of the borrowings portfolio. We also adjusted go-forward earnings for the lower interest expense to be incurred from the restructured borrowings portfolio, as detailed in the Original Appraisal. As shown below, on a tax affected basis, assuming application of an effective marginal tax rate of 34%, the Bank's core earnings were determined to equal $1,992,000 for the twelve months ended December 31, 2007. (Note: see Exhibit 2 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).


                                    Table 10
                             William Penn Bank, FSB
                          Derivation of Core Net Income

                                                                    Amount
                                                                    ------
                                                                    ($000)

         Net income (12 Months Ended 12/31/07)                        $639

         Less: Gain on securities                                      ($2)
         Plus: Loss on restructuring of borrowings portfolio         1,524
         Plus: Reduction in future interest expense                    528
                                                                    ------
           Pre-tax adjustments to earnings                          $2,050
         Less: Income taxes @34%                                      (697)
                                                                    ------
         Core Net Income (TTM 12/31/07)                             $1,992

         Based on William Penn Bancorp's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's reported and core P/E multiples (fully-converted basis) at the $42.8 million midpoint value equaled 62.50 times and 21.28 times, respectively. The Bank's updated reported and core P/E multiples provided for a premium of 147.5% and a discount of 20.9% relative to the Peer Group's average reported and core P/E multiples of 25.25 times and 26.90 times, respectively (versus a premium of 16.8% and a discount of 15.2% relative to the Peer Group's average reported and core P/E multiples as indicated in the Original Appraisal). In comparison to the Peer Group's median reported and core earnings multiples of
26.71 times and 29.73 times, respectively, the Bank's pro forma reported and core P/E multiples at the $42.8 million updated midpoint value indicated a premium of 134.0% and a discount of 28.4%, respectively (versus a premium of 10.3% and a discount of 19.9% relative to the Peer Group's median reported and core P/E multiples as indicated in the Original Appraisal). The Bank's implied conversion pricing ratios relative to the Peer Group's pricing ratios (fully-converted basis) are indicated in Table 11, and the pro forma calculations are detailed in Exhibits 3 and 4.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 23


                                          Table 11
               MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                       William Penn Bancorp of PA and the Comparables
                                    As of February 1, 2008

                                            Fully Converted
                                             Implied Value      Per Share(8)
                                            ----------------  -----------------
                                                                 Core    Book            Pricing Ratios(3)
                                             Price/   Market    12 Mo.   Value/  ---------------------------------------
Financial Institution                        Share(1)  Value    EPS(2)   Share   P/E      P/B     P/A     P/TB   P/Core
---------------------                        --------  -----    ------   -----   ---      ---     ---     ----   ------
                                               ($)    ($Mil)     ($)     ($)     (x)      (%)     (%)     (%)     (x)
William Penn Bancorp of PA
--------------------------
  Superrange                                 $10.00   $56.62    $0.36   $14.44  83.33x   69.25%  17.88%   69.25% 27.78x
  Maximum                                    $10.00   $49.23    $0.41   $15.32  71.43x   65.27%  15.86%   65.27% 24.39x
  Midpoint                                   $10.00   $42.81    $0.47   $16.33  62.50x   61.24%  14.04%   61.24% 21.28x
  Minimum                                    $10.00   $36.39    $0.55   $17.70  55.56x   56.50%  12.16%   56.50% 18.18x

All Public Companies(7)
-----------------------
  Averages                                   $14.31  $362.67    $0.68   $13.35  19.94x  115.69%  15.07%  129.35% 21.10x
  Medians                                    $12.05   $81.56    $0.41   $11.73  17.61x  106.92%  11.91%  117.96% 20.05x

All Non-MHC State of PA(7)
--------------------------
  Averages                                   $14.08  $498.59    $0.63   $12.71  18.12x  116.22%  14.20%  142.72% 21.05x
  Medians                                    $12.05   $71.84    $0.47   $12.21  15.23x  104.99%   9.63%  128.96% 16.80x


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                   $11.17   $77.46    $0.33   $13.75  25.25x   81.22%  20.95%   84.34% 26.90x
  Medians                                    $11.02   $71.61    $0.36   $13.57  26.71x   82.33%  18.36%   84.75% 29.73x


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
BFSB    Brooklyn Federal MHC of NY (31.0)    $12.94  $172.24    $0.43   $14.22  29.41x   91.00%  34.84%  91.00%  30.09x
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)  $10.00   $90.18    $0.20   $12.38      NM   80.78%  25.09%  80.78%      NM
GOV     Gouverneur Bncrp. MHC of NY (43.0)   $ 9.35   $21.51    $0.47   $13.49  18.70x   69.31%  15.02%  69.31%  19.89x
GCBC    Green Co. Bncrp. MHC of NY (44.5)    $12.02   $49.81    $0.65   $14.38  19.70x   83.59%  13.72%  83.59%  18.49x
JXSB    Jacksonville Bncrp. MHC of IL (47.7) $13.25   $26.33    $0.41   $17.01  33.13x   77.90%   8.96%  84.88%  32.32x
KFFB    KY Fst Fed Bncrp MHC of KY (44.5)    $10.15   $82.46    $0.20   $12.15      NM   83.54%  26.58%  98.64%      NM
LSBK    Lake Shore Bncrp. MHC of NY (43.7)   $ 9.40   $60.76    $0.32   $12.60  29.38x   74.60%  15.80%  74.60%  29.38x
NECB    NE Comm. Bancorp MHC of NY (45.0)    $11.55  $152.75    $0.07   $13.65  11.44x   84.62%  39.18%  84.62%      NM
PBHC    Pathfinder BC MHC of NY (36.3)       $12.50   $31.05    $0.40   $15.42  24.04x   81.06%   9.38%  90.19%  31.25x
UCBA    United Comm. Bncrp. MHC IN (43.8)    $10.49   $87.56    $0.19   $12.23  36.17x   85.77%  20.92%  85.77%      NM

                                                                               Financial Characteristics(6)
                                                   Dividends(4)      -------------------------------------------------
                                              ----------------------                          Reported       Core
                                               Amount/      Payout   Total  Equity/  NPAS/  ------------  ------------
Financial Institution                          Share Yield  Ratio(5) Assets  Assets Assets   ROA    ROE    ROA    ROE
---------------------                          ----- -----  -------- ------  ------ ------   ---    ---    ---    ---
                                                ($)   (%)     (%)    ($Mil)   (%)    (%)     (%)    (%)    (%)    (%)
William Penn Bancorp of PA
--------------------------
  Superrange                                   $0.00  0.00%   0.00%    $317  25.81%  0.59%  0.22%  0.84%  0.65%  2.50%
  Maximum                                      $0.00  0.00%   0.00%    $310  24.30%  0.60%  0.22%  0.90%  0.66%  2.70%
  Midpoint                                     $0.00  0.00%   0.00%    $305  22.93%  0.61%  0.22%  0.96%  0.66%  2.90%
  Minimum                                      $0.00  0.00%   0.00%    $299  21.52%  0.62%  0.22%  1.03%  0.67%  3.14%

All Public Companies(7)
-----------------------
  Averages                                     $0.38  2.54%  32.76%  $3,129  12.86%  0.64%  0.52%  4.59%  0.47%  4.37%
  Medians                                      $0.32  2.50%  18.16%    $796  10.76%  0.42%  0.49%  4.21%  0.48%  3.95%

All Non-MHC State of PA(7)
--------------------------
  Averages                                     $0.35  2.22%  33.43%  $6,433  12.08%  0.35%  0.33%  4.15%  0.34%  4.14%
  Medians                                      $0.24  2.63%  36.07%    $774  10.09%  0.37%  0.49%  3.95%  0.47%  3.95%


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                     $0.32  2.91%  64.09%    $349  25.42%  0.44%  0.91%  3.27%  0.55%  2.40%
  Medians                                      $0.32  3.13%  32.90%    $361  23.03%  0.47%  0.57%  2.83%  0.51%  2.49%


Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
BFSB    Brooklyn Federal MHC of NY (31.0)      $0.28  2.16%  65.12%    $494  38.29%  0.02%  1.16%  3.13%  1.14%  3.06%
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)    $0.32  3.20%      NM    $359  31.07%  0.46%  0.50%  1.60%  0.50%  1.60%
GOV     Gouverneur Bncrp. MHC of NY (43.0)     $0.32  3.42%  68.09%    $143  21.67%  0.48%  0.81%  3.73%  0.76%  3.51%
GCBC    Green Co. Bncrp. MHC of NY (44.5)      $0.60  4.99%      NM    $363  16.42%  0.21%  0.73%  4.28%  0.78%  4.56%
JXSB    Jacksonville Bncrp. MHC of IL (47.7)   $0.30  2.26%  73.17%    $294  11.50%  0.47%  0.28%  2.40%  0.29%  2.46%
KFFB    KY Fst Fed Bncrp MHC of KY (44.5)      $0.40  3.94%      NM    $310  31.81%  0.36%  0.52%  1.65%  0.52%  1.65%
LSBK    Lake Shore Bncrp. MHC of NY (43.7)     $0.16  1.70%  50.00%    $385  21.18%  0.37%  0.54%  2.53%  0.54%  2.53%
NECB    NE Comm. Bancorp MHC of NY (45.0)      $0.12  1.04%      NM    $390  46.30%  0.62%  3.60%  7.70%  0.25%  0.53%
PBHC    Pathfinder BC MHC of NY (36.3)         $0.41  3.28%      NM    $331  11.57%  0.56%  0.40%  3.38%  0.31%  2.60%
UCBA    United Comm. Bncrp. MHC IN (43.8)      $0.32  3.05%      NM    $419  24.39%  0.86%  0.59%  2.34%  0.38%  1.53%

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP(R) Financial, LC.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 24


         On an MHC reported basis, the Bank's reported and core P/E multiples at the $42.8 million updated midpoint value equaled 83.33 times and 22.73 times, respectively. The Bank's updated reported and core P/E multiples provided for a premium of 260.1% and a discount of 3.0% relative to the Peer Group's average reported and core P/E multiples of 23.14 times and 23.43 times, respectively (versus a premium of 19.6% and a discount of 7.4%, respectively, relative to the Peer Group's average reported and core P/E multiples as indicated in the Original Appraisal). In comparison to the Peer Group's median reported and core earnings multiples of 23.42 times and 23.43 times, respectively, the Bank's pro forma reported and core P/E multiples at the $42.8 million updated midpoint value indicated a premium of 255.8% and a discount of 3.0% on an MHC reported basis (versus a premium of 27.5% and a discount of 4.8%, respectively, relative to the Peer Group's median reported and core P/E multiples as indicated in the Original Appraisal). The Bank's implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are indicated in Table 12, and the pro forma calculations are detailed in Exhibits 5 and 6.

         2. P/B Approach. P/B ratios have generally served as a useful benchmark
            -------------
in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $42.8 million updated midpoint value, the Bank's P/B and P/TB ratios (fully-converted basis) both equaled 61.24%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 81.22% and 84.34%, respectively, William Penn Bancorp's updated ratios were discounted by 24.6% and 27.4% (versus discounts of 17.8% and 20.8% from the average Peer Group's P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 82.33% and 84.75%, respectively, William Penn Bancorp's updated ratios were discounted by 25.6% and 27.7% (versus discounts of 18.4% and 20.3% from the Peer Group's median P/B and P/TB ratios as indicated in the Original Appraisal).

         On an MHC reported basis, the Bank's P/B and P/TB ratios at the $42.8 million midpoint value both equaled 98.72%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 137.94% and 147.47%, respectively, William Penn Bancorp's updated P/B and P/TB ratios at the midpoint were discounted by 28.4% on a P/B basis and 33.1% on a P/TB basis (versus discounts of 18.2% and 23.0% from the Peer Group's P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 137.23% and 140.07%, respectively, William Penn Bancorp's updated P/B and P/TB ratios at the midpoint were discounted by 28.1% and 29.5% (versus discounts of 14.5% and 21.5% from the Peer Group's median P/B and P/TB ratios as indicated in the Original Appraisal).

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 25

                                                   Table 12
                                              Public Market Pricing
                        `         William Penn Bancorp of PA and the Comparables
                                             As of February 1, 2008

                                                  Market      Per Share Data
                                              Capitalization  ---------------
                                             ----------------    Core   Book               Pricing Ratios(3)
                                              Price/  Market  12 Month Value/  -------------------------------------------
                                             Share(1) Value     EPS(2) Share     P/E     P/B      P/A     P/TB    P/Core
                                             -------- -----     ------ -----     ---     ---      ---     ----    ------
                                              ($)     ($Mil)     ($)    ($)      (x)     (%)      (%)     (%)      (x)
William Penn Bancorp of PA
--------------------------
  Superrange                                 $10.00   $16.99    $0.32  $8.25  111.11x  121.21%  20.10%  121.21%  32.26x
  Maximum                                    $10.00   $14.77    $0.38  $9.12  100.00x  109.65%  17.59%  109.65%  26.32x
  Midpoint                                   $10.00   $12.84    $0.44 $10.13   83.33x   98.72%  15.38%   98.72%  22.73x
  Minimum                                    $10.00   $10.92    $0.52 $11.50   66.67x   86.96%  13.15%   86.96%  19.23x

All Public Companies(7)
-----------------------
  Averages                                   $14.31  $362.67    $0.68 $13.35   19.94x  115.69%  15.07%  129.35%  21.10x
  Medians                                    $12.05   $81.56    $0.41 $11.73   17.61x  106.92%  11.91%  117.96%  20.05x

All Non-MHC State of PA(7)
--------------------------
  Averages                                   $14.47  $669.50    $0.84 $15.18   16.34x   94.69%  10.02%  122.25%  18.06x
  Medians                                    $13.07  $125.08    $0.60 $13.70   14.12x   99.31%   8.10%  110.34%  15.77x

Comparable Group Averages
-------------------------
  Averages                                   $11.17   $32.11    $0.23  $8.23   23.14x  137.94%  24.14%  147.47%  23.43x
  Medians                                    $11.02   $33.24    $0.25  $8.22   23.42x  137.23%  20.12%  140.07%  23.43x


Comparable Group
----------------
BFSB    Brooklyn Federal MHC of NY (3.10)    $12.94   $51.35    $0.28  $6.41       NM  201.87%  44.12%  201.87%      NM
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)  $10.00   $39.68    $0.11  $7.56       NM  132.28%  28.55%  132.28%      NM
GOV     Gouverneur Bncrp. MHC of NY (43.0)   $ 9.35    $9.17    $0.38  $8.88   22.80x  105.29%  16.22%  105.29%  24.61x
GCBC    Green Co. Bncrp. MHC of NY (44.5)    $12.02   $22.13    $0.54  $8.64   24.04x  139.12%  14.69%  139.12%  22.26x
JXSB    Jacksonville Bncrp. MHC of IL (47.7) $13.25   $12.55    $0.29 $11.05       NM  119.91%   9.33%  137.31%      NM
KFFB    KY Fst Fed Bncrp MHC of KY (44.5)    $10.15   $38.51    $0.11  $7.50       NM  135.33%  30.26%  179.96%      NM
LSBK    Lake Shore Bncrp. MHC of NY (43.7)   $ 9.40   $27.97    $0.23  $8.24       NM  114.08%  17.05%  114.08%      NM
NECB    NE Comm. Bancorp MHC of NY (45.0)    $11.55   $68.73   ($0.04) $8.19   12.83x  141.03%  48.08%  141.03%      NM
PBHC    Pathfinder BC MHC of NY (36.3)       $12.50   $11.01    $0.26  $8.48   32.89x  147.41%   9.89%  180.64%      NM
UCBA    United Comm. Bncrp. MHC IN (43.8)    $10.49   $39.96    $0.09  $7.33       NM  143.11%  23.18%  143.11%      NM

                                                   Dividends(4)                      Financial Characteristics(6)
                                              ----------------------- ---------------------------------------------------
                                                                                               Reported         Core
                                               Amount/       Payout   Total  Equity/ NPAs/   -------------  -------------
                                               Share   Yield Ratio(5) Assets Assets  Assets   ROA    ROE     ROA    ROE
                                               -----   ----- -------- ------ ------  ------   ---    ---     ---    ---
                                                ($)     (%)    (%)    ($Mil)  (%)     (%)     (%)    (%)     (%)    (%)
William Penn Bancorp of PA
--------------------------
  Superrange                                  $0.00   0.00%   0.00%    $282  16.58%   0.66%   0.17%  1.03%   0.65%  3.93%
  Maximum                                     $0.00   0.00%   0.00%    $280  16.05%   0.66%   0.18%  1.11%   0.66%  4.13%
  Midpoint                                    $0.00   0.00%   0.00%    $278  15.59%   0.67%   0.19%  1.19%   0.67%  4.31%
  Minimum                                     $0.00   0.00%   0.00%    $277  15.12%   0.67%   0.19%  1.27%   0.68%  4.51%

All Public Companies(7)
-----------------------
  Averages                                    $0.38   2.54%  32.76%  $3,129  12.86%   0.64%   0.52%  4.59%   0.47%  4.37%
  Medians                                     $0.32   2.50%  18.16%    $796  10.76%   0.42%   0.49%  4.21%   0.48%  3.95%

All Non-MHC State of PA(7)
--------------------------
  Averages                                    $0.42   2.77%  38.04%  $8,826  10.72%   0.35%   0.38%  5.22%   0.37%  5.13%
  Medians                                     $0.46   3.49%  40.25%    $910   7.00%   0.32%   0.50%  6.34%   0.47%  5.85%

Comparable Group Averages
-------------------------
  Averages                                    $0.32   2.90%  32.03%    $310  17.15%   0.44%   0.83%  4.22%   0.38%  2.73%
  Medians                                     $0.32   3.13%  32.03%    $317  15.80%   0.47%   0.42%  3.64%   0.32%  2.74%


Comparable Group
----------------
BFSB    Brooklyn Federal MHC of NY (3.10)     $0.28   2.16%      NM    $390  21.85%   0.02%   0.96%  4.63%   0.93%  4.47%
CHEV    Cheviot Fin. Corp. MHC of OH (40.3)   $0.32   3.20%      NM    $316  21.58%   0.46%   0.31%  1.44%   0.31%  1.44%
GOV     Gouverneur Bncrp. MHC of NY (43.0)    $0.32   3.42%      NM    $133  15.40%   0.48%   0.71%  4.66%   0.66%  4.32%
GCBC    Green Co. Bncrp. MHC of NY (44.5)     $0.60   4.99%      NM    $339  10.56%   0.21%   0.64%  5.88%   0.70%  6.35%
JXSB    Jacksonville Bncrp. MHC of IL (47.7)  $0.30   2.26%      NM    $282   7.78%   0.47%   0.20%  2.61%   0.21%  2.71%
KFFB    KY Fst Fed Bncrp MHC of KY (44.5)     $0.40   3.94%      NM    $272  22.36%   0.36%   0.33%  1.47%   0.33%  1.47%
LSBK    Lake Shore Bncrp. MHC of NY (43.7)    $0.16   1.70%  32.03%    $356  14.95%   0.37%   0.42%  2.77%   0.42%  2.77%
NECB    NE Comm. Bancorp MHC of NY (45.0)     $0.12   1.04%      NM    $318  34.10%   0.62%   3.99% 11.75%  -0.18% -0.52%
PBHC    Pathfinder BC MHC of NY (36.3)        $0.41   3.28%      NM    $314   6.71%   0.56%   0.31%  4.50%   0.21%  3.08%
UCBA    United Comm. Bncrp. MHC IN (43.8)     $0.32   3.05%      NM    $378  16.20%   0.86%   0.43%  2.53%   0.20%  1.20%

(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP(R) Financial, LC.

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 26


         In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent mutual holding company offerings. As indicated in the Original Appraisal, the pricing characteristics of recent mutual holding company offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals). The three recently completed MHC offerings had an average closing pro forma price/tangible book ratio of 76.5% (fully-converted basis). In comparison, the Bank's P/TB ratio of 61.24% at the midpoint value reflects an implied discount of 20.0% relative to the average closing pro forma P/TB ratio of the recent MHC offerings. As of February 1, 2008, the closing stock prices for the three recent MHC offerings were 2.5% below the IPO price for Meridian Interstate, 5.3% below the IPO price for Sound Financial and 4.5% above the IPO price for Northfield Bancorp.

         3.  P/A Approach. P/A ratios are generally not as a reliable  indicator
             -------------
of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $42.8 million updated midpoint value, William Penn Bancorp's full conversion pro forma P/A ratio equaled 14.04%. In comparison to the Peer Group's average P/A ratio (fully-converted basis) of 20.95%, William Penn Bancorp's P/A ratio indicated a discount of 33.0% (versus a discount of 23.7% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group's median P/A ratio of 18.36% (fully-converted basis), William Penn Bancorp's updated P/A ratio at the midpoint indicated a discount of 23.5% (versus a discount of 20.8% at the midpoint valuation in the Original Appraisal).

         On an MHC reported basis, William Penn Bancorp's pro forma P/A ratio at the $42.8 million updated midpoint value equaled 15.38%. In comparison to the Peer Group's average P/A ratio of 24.14%, William Penn Bancorp's P/A ratio indicated a discount of 36.3% (versus a discount of 26.8% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group's median P/A ratio of 20.12%, William Penn Bancorp's updated P/A ratio at the midpoint indicated a discount of 23.6% (versus a discount of 20.8% at the midpoint valuation in the Original Appraisal).


Valuation Conclusion
--------------------

         We have concluded that the Bank's estimated pro forma market value should be decreased since the date of the Original Appraisal. Accordingly, it is our opinion that, as of February 1, 2008, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $42,812,500 at the midpoint, equal to 4,281,250 shares offered at a per share value of $10.00. The
updated  valuation   reflects  a  14.4%

RP(R) Financial, LC.
Board of Directors
February 1, 2008
Page 27


reduction relative to the valuation conclusion set forth in the Original Appraisal report. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 30.0% ownership interest inclusive of the issuance of shares to the Foundation. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to approximately 2.0% of the shares issued in the reorganization, the public ownership of shares will represent approximately 28.0% of the shares issued throughout the valuation range. Based on the foregoing valuation, the corresponding range of shares and market values based on a $10.00 per share price are as shown in Table 13 below. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 11 and are detailed in Exhibit 3 and Exhibit 4; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 12 and are detailed in Exhibits 5 and 6.

                                    Table 13
                             William Penn Bank, FSB
                          Valuation Range Information


                        Offering            MHC       Foundation         Total
                          Shares         Shares           Shares        Shares
                          ------         ------           ------        ------
    Shares
    ------
    Supermaximum        1,586,655       3,963,367        111,931      5,661,953
    Maximum             1,381,511       3,446,406         95,520      4,923,437
    Midpoint            1,203,125       2,996,875         81,250      4,281,250
    Minimum             1,024,740       2,547,344         66,979      3,639,063

    Market Value
    ------------
    Supermaximum      $15,866,550     $39,633,670     $1,119,310    $56,619,530
    Maximum            13,815,110      34,464,060        955,200     49,234,370
    Midpoint           12,031,250      29,968,750        812,500     42,812,500
    Minimum            10,247,400      25,473,440        669,790     36,390,630


                                                  Respectfully submitted,
                                                  RP(R) FINANCIAL, LC.


                                                  /s/James P. Hennessey

                                                  James P. Hennessey
                                                  Director




                                                  /s/James J. Oren

                                                  James J. Oren
                                                  Director